UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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OVERSEAS PARTNERS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERSEAS PARTNERS LTD.

Cumberland House

1 Victoria Street

Hamilton, Bermuda, HM GX

NOTICE OF ANNUAL GENERAL MEETING OF SHAREOWNERS

AUGUST 6, 2003

To our Shareowners:

The Annual General Meeting of Shareowners of Overseas Partners Ltd. (“OPL” or the “Company”), a Bermuda company, will be held at the Fairmont Hamilton Princess Hotel, Front Street, Hamilton, Bermuda, on August 6, 2003 at 9:00 A.M., for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual General Meeting of shareowners;

2.	To ratify the appointment of Deloitte & Touche, Chartered Accountants, as independent auditors of OPL for the year ending December 31, 2003;

3.	To amend Bye-law 40 pertaining to the purchase price of Company stock; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 31, 2003, as the record date for the determination of shareowners entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Shari Conley-Barrett

Secretary

Hamilton, Bermuda

July 1, 2003

IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, KINDLY SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOUR SHARES ARE HELD IN CUSTODY BY WACHOVIA BANK N.A., KINDLY SIGN AND RETURN THE ENCLOSED LETTER OF INSTRUCTION TO ASSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

OVERSEAS PARTNERS LTD.

Cumberland House

One Victoria Street

July 1, 2003

Hamilton HM GX, Bermuda

PROXY STATEMENT FOR

2003 ANNUAL GENERAL MEETING OF SHAREOWNERS

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Overseas Partners Ltd., a Bermuda company (“OPL” or the “Company”), for the Annual General Meeting of Shareowners (the “Meeting”) to be held on August 6, 2003 at the Fairmont Hamilton Princess Hotel, Front Street, Hamilton, Bermuda. This proxy statement and the proxy are being mailed to shareowners on or about July 1, 2003. In addition to solicitation by mail, proxies may be personally solicited at the direction of OPL’s officers. The expense of this proxy solicitation will be paid by OPL.

Only shareowners of record at the close of business on May 31, 2003 will be entitled to vote at the Meeting. At the close of business on May 31, 2003, there were 118,820,892 shares of Common Stock, $0.10 par value (“Common Stock”), outstanding and entitled to vote at the Meeting. Holders of Common Stock are entitled to one vote per share on all matters voted on by shareowners, except that under OPL’s Bye-laws, the voting rights of any shareowner (other than certain shareowners set forth in OPL’s Bye-laws) who beneficially own more than 10 percent of the voting stock would be limited so that such shareowner may only cast one one-hundredth of a vote for each share owned in excess of 10 percent. No dissenters’ rights are applicable to the matters being voted upon.

It is intended that all shares of Common Stock represented by properly executed proxies, unless otherwise specified on the proxy, will be voted FOR the election of the persons nominated by the Board to be directors, FOR the appointment of Deloitte & Touche as independent auditors, and FOR the Bye-law amendment. A shareowner has the right to revoke his or her proxy by sending written notice of revocation to the Secretary of OPL, provided the notice is received by the Company no later than August 1, 2003, or by submitting a subsequent proxy that is received by the Company no later than August 1, 2003, or by voting in person at the Meeting.

Saul & Co., nominee for Wachovia Bank N.A. (formerly known as First Union National Bank) (“Wachovia”), P.O. Box 41784, Philadelphia, PA 19101-1784 is the record owner of 99,560,058 shares, constituting 84% of OPL’s outstanding Common Stock as of May 31, 2003. These shares are held by Wachovia as custodian for shareowners who have elected not to have their shares registered in their name. Wachovia will forward this notice of meeting and proxy statement to these beneficial owners.

Owners of Common Stock held by Wachovia as custodian may direct the voting of their shares by executing and returning to Wachovia before August 1, 2003, the Letter of Instruction that they receive along with this notice of meeting and proxy statement. Shares for which no instructions are timely received will be voted by Wachovia. Wachovia has advised OPL that it intends to vote such shares FOR the election of the persons nominated by the Board to be directors, FOR the appointment of Deloitte & Touche as independent auditors, and FOR the Bye-law amendment.

As used in this Proxy Statement, “dollars” and “$” refer to United States dollars.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees For Election as Directors

A Board of six directors will be elected at the Meeting. All of the current directors have been nominated for re-election by the Board. The directors elected at the Meeting will serve until the next Annual General Meeting and until the election and qualification of their successors, or until their appointment is terminated in accordance with OPL’s Bye-laws.

All of the nominees have consented to serve if elected, but if any nominee becomes unable or unwilling, proxies may be voted for the election of a substitute nominee or the Board may elect to reduce the number of directors to be elected at the Meeting and to fill any resulting vacancies on the Board subsequent to the Meeting. In accordance with Bermuda law, a quorum of directors is ordinarily resident in Bermuda. OPL Bye-laws provide that two directors shall constitute a quorum.

Set forth below is certain biographical information concerning each of the nominees for election as director.

Mark R. Bridges                                                  Age 43                                              Director since 2002

Mr. Bridges was appointed President and Chief Executive Officer of OPL effective April 15, 2002. He has also served as Chief Financial Officer and Treasurer of OPL since May 1998. He also serves as a Director of all OPL subsidiaries. He joined OPL from KPMG Peat Marwick in Bermuda, where he had been a partner since 1988. He is a Fellow of the Institute of Chartered Accountants in England and Wales.

Robert J. Clanin                                                  Age 59                                              Director since 1994

Prior to becoming a director, Mr. Clanin served as Vice President of OPL from June 1990 to August 1994. He served as Senior Vice President, Treasurer and Chief Financial Officer of UPS from 1994 until his retirement on January 8, 2001. Mr. Clanin also served on the UPS Management Committee until retiring on January 8, 2001. He served on the UPS Board of Directors from 1996 until his retirement on January 8, 2001. He also serves as a director of Caraustar Industries Inc, which produces recycled packaging, CP Ships Limited, which is one of the world’s largest container shipping companies, and John H. Harland Co., a financial services company.

Mark B. Cloutier                                                  Age 47                                              Director since 2002

Mr. Cloutier was appointed President and Chief Executive Officer of Overseas Partners Re Ltd
(“OPRe”) during May 2002. Mr. Cloutier has also served as Executive Vice President and Chief Claims
Officer since November 20, 2000. Prior to joining OPL, Mr. Cloutier held senior management positions at
E.W. Blanch Holdings, Inc. from 1999 until 2000 and TIG Holdings from 1995 until 1999. Prior to these positions he was at Brouwer and Company from 1986 until 1995 and Lindsey Morden Claim Services from
1978 until 1986. Additionally, Mr. Cloutier was founder and president of an independent claim service company in British Columbia.

D. Scott Davis                                                    Age 51                                                  Director since 1999

Mr. Davis served as President and as Chief Executive Officer of OPL from January 7, 1999 until his resignations on January 4, 2000 and March 30, 2000, respectively. After his resignation as Chief Executive
Officer, Mr. Davis accepted the position of Vice President of Finance for UPS and on January 8, 2001 was
appointed Senior Vice President, Treasurer and Chief Financial Officer. Mr. Davis also serves as a member of the UPS Management Committee, which oversees the day-to-day management of UPS. From May 1985 until January 1999, he served as Vice President—Finance and Accounting for UPS, where his responsibilities for several years included banking, investments, financial reporting and shareowner relations. Mr. Davis serves on the Finance Committee of the Georgia Council on Economic Education.

Joseph M. Pyne                                                Age 55                                                    Director since 1995

Mr. Pyne has served as Senior Vice President of Corporate Development for UPS since 1996. In this capacity, he directs UPS’s worldwide marketing, electronic commerce, advertising, public relations, the
UPS Logistics Group, UPS Capital Corporation and other subsidiaries that enable global commerce. From
1995 to 1996, he was the Vice President of Marketing at UPS and served as UPS National Marketing
Planning Manager from 1989 to 1995. Mr. Pyne is a member of the Conference Board and the Council of
Logistics Management. He is also a member of the Board of Trustees for the UPS Foundation.

Cyril E. Rance                                                  Age 68                                                  Director since 1995

Mr. Rance was President and Chief Executive Officer of a large Bermuda insurer until his retirement in 1990. He has more than 40 years experience in all aspects of the insurance industry. He is a director of
XL Capital Ltd., and of several other international companies registered in Bermuda.

The Board of Directors Recommends That Shareowners

Vote FOR the Election of the Nominees Named

Meetings and Committees of the Board of Directors

The Board of Directors held four meetings during 2002. Each director attended at least 75% of the meetings of the Board and any committees of which he was a member.

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

Executive Committee

Messrs. Davis, Clanin and Bridges, with Mr. Clanin as Chairman, are the Executive Committee. This Committee has been authorized by OPL’s Board of Directors to exercise all of the powers of the Board except those acts that by law must be performed by the Board itself. The Executive Committee did not meet during 2002.

Audit Committee

Messrs. Pyne, Clanin and Rance, with Mr. Pyne as Chairman, are the members of the Audit Committee. The Audit Committee meets periodically with management, independent auditors, appropriate financial personnel and the Director of Internal Audit to consider the adequacy of the internal controls and the objectivity of financial reporting. Both the internal auditors and the independent auditors have unrestricted access to the Audit Committee. During 2002, the Chief Executive Officer periodically sat in meetings of this Committee but did not participate in discussions on audit matters or in private sessions with internal or external audit personnel. The Audit Committee appoints the independent auditors, subject to shareowner ratification. The Audit Committee’s responsibilities are stated more fully in its charter that is attached to this Proxy Statement as Annex A. The Audit Committee met three times during 2002.

Compensation Committee

Messrs. Rance, Clanin and Davis, with Mr. Rance as Chairman, are the members of the Compensation Committee. The Compensation Committee is responsible: (i) for recommending to the Board of Directors the appropriate compensation of outside directors; (ii) for determining the compensation of the Chief Executive Officer; and (iii) for approving the compensation of the other officers of OPL and its subsidiaries upon the recommendation of the Chief Executive Officer. The Compensation Committee met three times during 2002.

Nominating Committee

Messrs. Clanin, Davis and Rance, with Mr. Clanin as Chairman, are the members of the Nominating Committee. This Committee is responsible for recommending director nominees to the Board of Directors and will consider nominees recommended by shareowners. Shareowners may submit their recommendations in writing to the attention of the Secretary of OPL. The Committee will consider nominations for the 2004 Annual General Meeting (the “2004 Meeting”) if they are received by OPL not more than 60 days and not less than 30 days in advance of the 2004 Meeting. However, in the event that the Company gives shareowners less than 40 days’ notice of the date of the 2004 Meeting, nominations by a shareowner, to be timely, must be received not later than the close of business on the tenth day following the date that notice of the 2004 Meeting is mailed, or public disclosure is made, whichever occurs first. The Nominating Committee met once during 2002.

Compensation of Directors

Directors who are employees of OPL receive no additional compensation for their service as directors or as members of committees appointed by the Board of Directors. Other directors receive an annual retainer award of $40,000. Members of the Audit, Compensation and Nominating Committees who are not employees of OPL receive an additional fee of $1,250 for each Committee meeting they attend.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of the following members—Messrs. Rance (Chairman), Davis and Clanin. Two members of the Compensation Committee of the Board of Directors of OPL were officers of OPL. Mr. Clanin served as Vice President of OPL from 1990 until 1994, and Mr. Davis served as President and Chief Executive Officer of OPL from January 1999 until March 2000.

Certain Business Relationships

Common Relationships With UPS

OPL was organized under Bermuda law in June 1983 by UPS. On December 31, 1983, prior to commencing operations, OPL was spun off when UPS paid a special dividend to its shareowners of one share of Common Stock for each share of UPS Common Stock outstanding as of November 18, 1983, resulting in the distribution of approximately 97% of OPL’s outstanding Common Stock.

OPL was organized to reinsure shipper’s risks relating to packages carried by subsidiaries of UPS as a common carrier as well as to underwrite other reinsurance for insureds unaffiliated with UPS. Since commencing operations on January 1, 1984, OPL’s primary reinsurance business was reinsuring insurance issued by United States-based insurance companies unaffiliated with UPS or OPL. On August 31, 1999, the primary insurer notified OPL that effective October 1, 1999 UPS intended to provide shipper’s risk reinsurance for its customers through a UPS subsidiary. With the cancellation of the shipper’s risk reinsurance, OPL no longer receives revenue from this program.

OPL’s reinsurance business has also included reinsurance of workers’ compensation insurance written by Liberty Mutual Insurance Company for employees of UPS. This business was not renewed in 2002.

Two members of OPL’s Board of Directors served as officers of UPS during 2002. Mr. Pyne serves as Senior Vice President—Corporate Development of UPS and Mr. Davis serves as Senior Vice President,

Treasurer and Chief Financial Officer of UPS. As such these individuals had an interest in transactions occurring between the Company and UPS in 2002. OPL does not have any formal conflict resolution procedures.

In December 1989, Overseas Capital Co (“OCC”) acquired from UPS the Ramapo Ridge facility. From July 1990 until January 31, 2002 (when it was sold to UPS) the Facility was leased to a subsidiary of UPS, through OCC, for an initial term due to expire in 2019. UPS used the Facility as a data processing, telecommunications and operations center. OPL had guaranteed OCC’s performance of the leasing arrangements described below. The lease payments had fixed and variable components. OCC irrevocably assigned the right to receive the fixed component of rentals on the Facility lease to its subsidiary, OPL Funding, a Delaware corporation. OPL Funding pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. UPS’s obligation to pay the fixed rentals to OPL Funding was absolute and unconditional during the initial term of the lease. The variable component of the lease payments was based on the number of customer accounts maintained by UPS. UPS had an option to purchase the building in which the data processing facility is located at the higher of fair market value or settlement value prevailing at that time. On September 21, 2001 UPS notified the Company of its election to terminate the data processing facility lease and its election to exercise its option to purchase the building. On January 31, 2002 UPS purchased the building for $127.9 million and the land on which the building is located for $13.6 million. From the sale proceeds a termination payment of $84.2 million was made to the Trustee for the bondholders. This was sufficient to defease all remaining interest payments due on the bonds. In 2002 OCC received rental payments of $3.6 million in the aggregate from UPS pursuant to the lease described above.

Stock Ownership of Certain Beneficial Owners and Management

Set forth below is information relating to the beneficial ownership of OPL Common Stock by (i) each director (ii) the Chief Executive Officer and the other Named Executive Officers and (iii) all directors and executive officers as a group. All shares are owned of record and beneficially, and each person and group identified has sole voting and investment power with respect to such shares, except as otherwise indicated.

No individual or group known to the Company beneficially owns more than five percent of the outstanding shares of OPL Common Stock.

	Common Stock Held as of May 31, 2003(1)
Name	Shares Beneficially Owned(2)	Additional Shares in which the Director has, or Participates in, the Voting or Investment Power(3)	Total Shares and Percent of Class
Mark R. Bridges Cumberland House One Victoria Street Hamilton, HM GX, Bermuda	94,142	—	94,142(0.08%)

	Common Stock Held as of May 31, 2003(1)
Name	Shares Beneficially Owned(2)	Additional Shares in which the Director has, or Participates in, the Voting or Investment Power(3)	Total Shares and Percent of Class
Michael J. Cascio 1700 Market Street 27th Floor Philadelphia, PA 19103	46,820	—	46,820(0.04%)
Robert J. Clanin 55 Glenlake Parkway NE Atlanta, GA 30328	35,715	5,362,472	5,398,187(4.54%)
Mark B. Cloutier Cumberland House One Victoria Street Hamilton, HM GX, Bermuda	4,526	—	4,526(0.00%)
Lynda A. Davidson Leader Cumberland House One Victoria Street Hamilton, HM GX, Bermuda	2,984	—	2,984(0.00%)
D. Scott Davis 55 Glenlake Parkway NE Atlanta, GA 30328	17,791	—	7,791(0.01%)
D. Campbell McBeath Cumberland House One Victoria Street Hamilton, HM GX, Bermuda	8,492	—	8,492(0.01%)
Joseph M. Pyne 55 Glenlake Parkway NE Atlanta, GA 30328	21,977	—	21,977(0.02%)
Cyril E. Rance Blue Anchorage No. 6 Agars Hill - Point Shares Pembroke, HM 05, Bermuda	2,000	—	2,000(0.00%)
All directors and executive officers as a group (9 persons) (4)	234,447	5,362,472	5,596,919(4.71%)

(1)	These holdings are calculated in accordance with regulations of the SEC requiring the disclosure of shares as to which directors and officers hold voting or dispositive power, notwithstanding the fact that they are held in a fiduciary, rather than a personal, capacity and that the power is shared among a number of fiduciaries including, in several cases, corporate trustees, directors or other persons who are neither officers nor directors of OPL.

(2)	The amounts shown in this column include an aggregate of 14,123 shares owned by or held in trust for members of the family of Mr. Clanin as to which they disclaim beneficial ownership. The amounts shown in this column include unvested Restricted Stock held by the Named Executive Officers.
(3)	None of the directors, nominees, other officers or members of their families, have any ownership rights in the shares listed in this column. Of the shares, 5,025,310 are owned by a charitable foundation on whose Board of Trustees Mr. Clanin and other persons serve and 337,162 shares are held by a charitable foundation of which Mr. Clanin and other persons are trustees.
(4)	All directors and officers as a group are totaled as of May 31, 2003.

Securities Authorized for Issuance Under Equity Compensation Plans

The following sets forth information about our equity compensation plans as of December 31, 2002:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for issuance(1)
Equity compensation plans approved by shareholders	417,729	$14.50	4,378,700
Equity compensation plans not approved by shareholders	—	—	—

Total	417,729	$14.50	4,378,700

(1)	Other than securities to be issued upon exercise of outstanding options.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been filed, and written representation that no other forms are required, except as described below, OPL believes that all filing requirements applicable to its officers and directors have been complied with. There are no beneficial owners known to the Company that own more than 10% percent of the outstanding shares of the Company’s Common Stock.

Due to our error, Michael Cascio failed to file a Section 16 form on a timely basis.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation paid or accrued by OPL and its subsidiaries, to or on behalf of the following executive officers (collectively the “Named Executive Officers”) in all capacities in which they served for the years ended December 31, 2002, 2001 and 2000:

	Annual Compensation							Long-term Compensation
Name and Principal Position	Year	Salary		Bonus(8)		Other Annual Compensation(9)		Restricted Stock Awards(10)		Shares Underlying Options / SARs	All Other Compensation(11)
Mary R. Hennessy(1) President and Chief Executive Officer	2002 2001 2000	$ $ $	163,333 560,000 400,000	$ $ $	700,000 550,000 —	$ $ $	45,500 189,333 156,000	$ $ $	— 1,664,441 —	— 262,646 84,311	$ $ $	1,388,167 6,800 —

Mark R. Bridges(2) President, Chief Executive Officer and Chief Financial Officer	2002 2001 2000	$ $ $	341,667 300,000 240,000	$ $ $	375,000 329,300 —	$ $ $	150,000 96,000 96,000	$ $ $	— 1,235,052 —	— 70,352 36,414	$ $ $	35,833 30,965 12,000

Michael J. Cascio(3) President and Chief Executive Officer, OPUS Re	2002 2001 2000	$ $ $	434,000 420,000 280,000	$ $ $	693,000 315,000 —	$ $ $	— 10,000 120,000	$ $ $	— 1,171,890 —	— 82,077 49,181	$ $ $	44,808 6,800 14,000

Mark B. Cloutier(4) President and Chief Executive Officer, OPRe	2002 2001 2000	$ $ $	291,665 250,000 24,615	$ $ $	237,500 27,000 —	$ $ $	126,000 84,000 29,567	$ $ $	— 65,627 —	— 48,855 —	$ $ $	258,000 6,800 100,000

Lynda Davidson Leader(5) SVP, Director of Operations	2002		$119,166		$48,000		$64,000		$—	—		$8,358

D. Campbell McBeath(6) SVP, Treasury and Investments	2002 2001	$ $	122,833 111,500	$ $	62,900 41,000	$ $	70,000 56,000	$ $	— 121,916	— 13,500	$ $	9,289 7,625

Jed E. Rhoads(7) President of OP Finite	2002 2001 2000	$ $ $	116,667 400,000 25,000	$ $ $	400,000 28,100 —	$ $ $	58,333 205,369 17,115	$ $ $	— 334,211 125,001	— 125,070 44,429	$ $ $	2,273,289 6,800 —

(1)	Ms. Hennessy commenced employment with OPL in January 2000 and terminated her position effective April 15, 2002 pursuant to the terms of her employment contract.
(2)	Mr. Bridges was appointed President & Chief Executive Officer effective April 15, 2002. Prior to that he was Executive Vice President and Chief Financial Officer.
(3)	Mr. Cascio commenced employment with OPL in January 2000 as Chief Underwriting Officer. On February 1, 2001 Mr. Cascio was appointed President and Chief Executive Officer of OPUS Re.
(4)	Mr. Cloutier commenced employment with OPL in November 2000 as Executive Vice President and Chief Claims Officer of OPRe. He was appointed President & Chief Executive Officer of OPRe effective April 15, 2002.

(5)	Ms. Davidson Leader was appointed to the position of Senior Vice President, Director of Operations, effective March 1, 2002.
(6)	Mr. McBeath was appointed to the position of Senior Vice President, Treasury and Investments, effective March 1, 2001.
(7)	Mr. Rhoads commenced employment with OPL in December 2000 and terminated his position effective April 15, 2002 pursuant to the terms of his employment contract.
(8)	Amounts shown for 2002 reflect awards determined and paid in 2002 in relation to 2001 performance, except for Mr. Cascio who also received a pro-rata bonus for the period January 1, 2002 through August 15, 2002 in relation to an extension of his employment contract. Amounts awarded in 2003 in relation to 2002 performance will be recorded in 2003.
(9)	Other annual compensation consists of housing allowances.
(10)	The terms of the Restricted Stock awards granted in 2001 to the Named Executive Officers are described in detail in the footnotes to the table “Restricted Stock Awards”. Amounts reflect number of shares granted multiplied by the OPL Common Stock fair value on the date of the grant.
(11)	“All Other Compensation” payments for Ms. Hennessy and Mr. Rhoads in 2002 comprise severance payments in accordance with their individual contracts of employment. Mr. Cloutier received a signing bonus of $100,000 in 2000 and a re-signing bonus of $250,000 in 2002 in connection with the issuance of a replacement employment contract effective April 15, 2002. Mr Cascio was reimbursed for accrued vacation and moving expenses during 2002. Payments made in 2001 and 2002 also include the following: (i) contributions to OPL’s 401(k) Plan and (ii) contributions to OPL’s pension plan. None of the Named Executive Officers received fees as a director or committee member.

Restricted Stock Awards

The following table sets forth information concerning the aggregate value of Restricted Stock held by the Named Executive Officers at December 31, 2002:

Name(7)	Restricted Stock(6)	Number of Restricted Ordinary Shares
Mark R. Bridges(1)	$392,735	36,097

Michael J. Cascio(2)	$345,342	31,741

Mark B. Cloutier(3)	$49,243	4,526

Lynda A. Davidson Leader(4)	$32,466	2,984

D. Campbell McBeath(5)	$91,479	8,408

(1)	Restricted Stock grants totaling 49,079 shares vested 100% on December 31, 2002. Restricted Stock grants totaling 20,690 shares vested 100% on March 31, 2003. Restricted Stock grants totaling 15,407 shares vest 100% on March 31, 2004.
(2)	Restricted Stock grants totaling 49,079 shares vested 100% on December 31, 2002. Restricted Stock grants totaling 24,138 shares vested 100% on March 31, 2003. Restricted Stock grants totaling 7,603 shares vest 100% on March 31, 2004.

(3)	Restricted Stock grants totaling 4,526 shares vest 100% on March 31, 2004.
(4)	Restricted Stock grants totaling 2,234 shares vested 100% on March 31, 2003. Restricted Stock grants totaling 750 shares vest 100% on March 31, 2004.
(5)	Restricted Stock grants totaling 4,365 shares vested 100% on March 31, 2003. Restricted Stock grants totaling 4,043 shares vest 100% on March 31, 2004.
(6)	Amounts reflect number of shares granted multiplied by the OPL Common Stock fair value of $10.88 per share at December 31, 2002.
(7)	Pursuant to the terms of the OPL’s Incentive Compensation Plan, Plan participants fully vest in their Restricted Stock Awards to the extent their employment is terminated without “Good Reason”. The participant then has 45 days to exercise a put option, requesting that OPL purchase his or her shares at current fair value. Ms. Hennessy and Mr. Rhoads exercised a put option on their fully vested restricted stock grants in June 2002. Ms Hennessy exercised a put option on 114,789 shares valued at $1,270,714. Mr. Rhoads exercised a put option on 30,402 shares valued at $336,550.

Stock Option / SAR Grants in 2002

There were no stock option grants or SAR grants during 2002.

Stock Options and Stock Appreciation Rights Exercises and Holdings

No Stock Options or SARs were exercised by any Named Executive Officers during 2002. The following table contains information on unexercised Stock Options and SARs held by the Named Executive Officers on December 31, 2002.

Aggregated Stock Option / SAR Value at December 31, 2002

	Number of Unexercised Rights		Value of Unexercised Rights(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Mary R. Hennessy(2)	—	—	$—	$—
Mark R. Bridges	—	113,787	$—	$0
Michael J. Cascio	—	131,258	$—	$0
Mark B. Cloutier	—	48,855	$—	$0
Lynda A. Davidson Leader	—	6,500	$—	$0
D. Campbell McBeath	—	13,500	$—	$0
Jed E. Rhoads(2)	—	—	$—	$—

(1)	Based on the fair value per share of OPL Common Stock, as determined by the Board of Directors, as of December 31, 2002 minus the exercise price (equivalent to fair value per share of OPL Common Stock at the time of grant of the SAR or Stock Option). As a result of OPL’s decision to runoff its operations, it is unlikely that the unexercised Stock Options or SARs will have any value in the future.
(2)	Pursuant to the terms of OPL’s Incentive Compensation Plan, Plan participants fully vest in their Stock Option and SAR Awards if their employment is terminated without “Good Reason” or there is a

Change in Control. The participants then have 30 days to exercise their Awards. Stock Options / SARs totaling 346,957 and 169,499 for Ms. Hennessy and Mr. Rhoads, respectively, expired without exercise during 2002.

Employment Contracts and Termination of Employment Arrangements

This section discusses the employment contracts and termination agreements for the Chief Executive Officer and those other Named Executive Officers that have employment contracts.

In the employment contracts and termination agreements of each of the Named Executive Officers, “Good Reason” means (a) the sale or other disposition by the Company of all or substantially all of its reinsurance operations, (b) the change in control of the Company through the acquisition of any interest in any shares, if, upon completion of such acquisition the third party, together with persons acting in concert with the third party, would hold more than 50% of the Common Share Capital of the Company, (c) repeated violations by the Company of its obligations under the employment contracts, (d) without the Executive’s consent, the Company reduces the Executive’s current base salary, reduces the Executive’s then current target total annual compensation, reduces the Executive’s housing allowance, or reduces any of the benefits provided to the Executive, (e) a diminution in the Executive’s duties or responsibilities or the assignment to the Executive of any duties inconsistent in any adverse respect with the Executive’s then current duties and responsibilities or (f) the work permit of the Executive is terminated by the Government of Bermuda. Clause (f) does not apply to Mr. Cascio’s employment contract.

In the employment contracts and termination agreements of each of the Named Executive Officers, “Cause” means (a) an act or acts of personal dishonesty taken by the Executive and intended to result in the material personal enrichment of the Executive at the expense of the Company and its Associated Companies, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company, (b) repeated violations by the Executive of his or her obligations under his or her employment agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of reasonably prompt written notice thereof from the Company, or (c) the Executive’s conviction of a felony involving moral turpitude.

Effective January 1, 2000, the Company entered into an Employment Agreement with Mary R. Hennessy which provided that she serve as the President and Chief Executive Officer of the Company, set her annual base salary effective March 1, 2001 at $560,000 (subject to annual review), set her target annual incentive at 125% of base salary for 2001 and subsequent years (subject to annual review), set her target long-term incentive opportunity at not less than 236% of base salary as of April 1, 2000, and provided for the terms of payment of salary and benefits in the event of her death or disability, termination or a Change in Control (as defined in the Employment Agreement). Pursuant to the agreement, Ms. Hennessy received bonuses in accordance with the Company’s compensation program, was provided the right to participate in the Company’s retirement plan and received a monthly housing allowance of $13,000, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” section above. The Board of Directors also agreed to nominate Ms. Hennessy to the Board of Directors.

On March 14, 2002, pursuant to the terms of her Employment Agreement with the Company, Ms. Hennessy gave formal notice of her intention to terminate her employment for “Good Reason” no later than April 15, 2002. In accordance with the terms of her Employment Agreement Ms. Hennessy received 1) two times her annual base salary, 2) the pro rata target annual incentive amount for the year of termination, and 3) two times the monthly housing allowance. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vested and benefits were extended for one year after termination, ceasing earlier if Ms. Hennessy receives equivalent benefit coverage.

Effective January 1, 2000, the Company entered into an Employment Agreement with Mark R. Bridges that provided that he serve as Executive Vice President and Chief Financial Officer of the Company.

That agreement was replaced following the Board of Directors’ February 13, 2002 announcement of its decision to put OPL’s operations into runoff. The replacement contract provides that he serve as President and Chief Executive Officer of the Company, effective April 15, 2002. The agreement sets his annual base salary effective March 1, 2002 at $350,000 (subject to annual review), sets his target annual incentive at 100% (subject to a minimum of 50% and a maximum of 150%) of base salary for 2002 and subsequent years (subject to annual review), and provided for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control (as defined in the agreement).

Mr. Bridges was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $12,500 which increases by $500 per month on each subsequent January 1, as well as certain additional benefits which are provided to all employees generally.

In addition, Mr. Bridges shall be entitled to a minimum bonus of $1,666,667, payable upon the earlier of (i) April 15, 2005, (ii) a Change of Control, (iii) the Executive’s termination without Cause or (iv) the Executive’s termination of employment for Good Reason. The final amount of the bonus payable under the agreement will be determined at the sole discretion of the Compensation Committee in accordance with the provisions of the Overseas Partners Ltd. Retention and Incentive Award Plan. No bonus will be paid if Mr. Bridges’ employment is terminated for Cause or if he terminates his employment without Good Reason.

The scheduled termination date for this agreement is April 14, 2005 unless this agreement is terminated: (i) by the Company with or without Cause, (ii) by Mr. Bridges with or without Good Reason or (iii) due to the death or total and permanent disability of Mr. Bridges in accordance with the applicable long-term policies of the Company. The agreement can also be automatically extended so as to terminate on the first annual anniversary of each renewal date after the initial term, unless either the Company or Mr. Bridges gives the other written notice. If Mr. Bridges’ employment is terminated by OPL without Cause or by Mr. Bridges for Good Reason he is entitled to receive in addition to accrued salary and benefits 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata target annual incentive amount for the year of termination, and 3) the monthly housing allowance and medical benefits for twenty-four months after termination, which shall cease if he obtains full-time employment or resides outside of Bermuda. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest. Mr. Bridges will also be entitled in these circumstances (within 45 days) to exercise a put option, requesting that OPL purchase his shares at current fair value.

Effective January 1, 2000, the Company entered into an Employment Agreement with Michael J. Cascio which provides that he serve as President and Chief Executive Officer of OPUS Re, set his annual base salary effective February 1, 2001 at $420,000 (subject to annual review), set his target annual incentive at 100% of base salary for 2001 and subsequent years (subject to annual review), set his target long-term incentive opportunity at 125% of base salary, and provided for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Cascio will receive bonuses in accordance with the Company’s compensation program.

Mr. Cascio was also provided the right to participate in the Company’s retirement plan, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” section above.

If Mr. Cascio’s employment is terminated by OPL without Cause or by Mr. Cascio with Good Reason during the term of the agreement, he is entitled to receive 1) two times his annual base salary, 2) the pro rata target annual incentive amount for the year of termination, and 3) payment of actual expenses (up to $30,000) incurred in relocating to Bermuda, provided such relocation occurs within six months after termination. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest.

Following the Board of Directors’ February 13, 2002 announcement of its decision to put OPL’s operations into runoff, Mr. Cascio’s employment contract was extended effective August 16, 2002 through to August 15, 2003 on the same terms and conditions except that his annual incentive and target long-term incentive opportunities were replaced by a combined target incentive and retention bonus for the period August 15, 2002 to August 15, 2003 of between $250,000 and $400,000 based on the discretion of the Compensation Committee.

The extended agreement terminates August 15, 2003, unless automatically extended annually thereafter or terminated at an earlier time pursuant to its terms. At the time of termination Mr. Cascio is entitled to receive two times his annual base salary plus the combined target incentive and retention bonus for the period August 15, 2002 to August 15, 2003. In addition, he shall receive payment of actual expenses (up to $30,000) incurred in relocating to Bermuda, provided such relocation occurs within six months after termination.

Effective December 1, 2000, the Company entered into an Employment Agreement with Jed E. Rhoads which provided that he serve as Executive Vice President-Reinsurance of Overseas Partners Re Ltd. and President of OP Finite, set his annual base salary effective March 1, 2001 at $400,000 (subject to annual review), set his target annual incentive at 100% of base salary for 2001 and subsequent years

(subject to annual review), set his target long-term incentive opportunity at 200% of base salary, and provided for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control (as defined in the Employment Agreement). Pursuant to the agreement, Mr. Rhoads was entitled to receive bonuses in accordance with the Company’s compensation program and to receive a bonus of $500,000 upon the earlier of (i) July 1, 2002 or (ii) the date of the consummation of an acquisition that constitutes a Change in Control, provided that Mr. Rhoads remains continuously employed by the Company through and including the applicable date.

Mr. Rhoads was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of between $16,667 and $20,667, based on actual housing cost, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” section above.

The agreement had a term through November 30, 2003. However, effective April 15, 2002, Mr. Rhoads’ employment with the Company was terminated as a consequence of the Company’s announcement to put OPL’s operations into runoff. Pursuant to the terms of his Employment Agreement, Mr. Rhoads’ termination was treated as a termination for “Good Reason” and he received 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata annual incentive amount earned for the year of termination, and 3) the monthly housing allowance for twenty-four months after termination, which ceased when he obtained full-time employment. In addition, all grants of Restricted Stock and Stock Options immediately vested.

Effective November 14, 2000, the Company entered into an Employment Agreement with Mark B. Cloutier that provides that he serve as Executive Vice President and Chief Claims Officer of OPRe.

Following the Board of Directors February 13, 2002 announcement of its decision to put OPL’s operations into runoff, Mr. Cloutier and the Company signed a replacement agreement that provides that he serve as President and Chief Executive Officer of Overseas Partners Re Ltd, effective April 15, 2002. The agreement sets his annual base salary effective March 1, 2002 at $300,000 (subject to annual review), sets his target annual incentive at 100% (subject to a minimum of 50% and a maximum of 150%) of base salary for 2002 and subsequent years (subject to annual review) and provides for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control.

Mr. Cloutier was also provided the right to participate in the Company’s retirement plan and a monthly housing allowance of $10,500, which increases by $500 per month on each subsequent January 1. In addition, the Company will reimburse Mr. Cloutier for the cost of one round-trip business class airline ticket between Bermuda and Dallas, Texas each month and provide certain additional benefits, which are provided to all employees generally.

Mr. Cloutier received a signing bonus of $250,000 when the replacement agreement was signed. In addition, Mr. Cloutier is entitled to a minimum bonus of $750,000, payable upon the earlier of (i) April 15, 2005, (ii) a Change of Control, (iii) Mr. Cloutier’s termination without Cause or (iv) Mr. Cloutier’s termination of employment for Good Reason. The final amount of the bonus will be determined at the sole discretion of the Compensation Committee in accordance with the provisions of the Overseas Partners Ltd. Retention and Incentive Award Plan. No bonus will be paid if Mr. Cloutier’s employment is terminated for Cause or Mr. Cloutier terminates his employment without Good Reason.

The scheduled termination date for this agreement is April 14, 2005 unless the agreement is terminated: (i) by the Company with or without Cause, (ii) by Mr. Cloutier with or without Good Reason or (iii) due to the death or total and permanent disability of Mr. Cloutier in accordance with the applicable long-term policies of the Company. The agreement can also be automatically extended so as to terminate on the first annual anniversary of each renewal date after the initial term, unless either the Company or Mr. Cloutier gives the other written notice. If Mr. Cloutier’s employment is terminated by OPL without Cause or by Mr. Cloutier with Good Reason during the term of the agreement, he is entitled to receive in addition to accrued salary and benefits 1) two times his i) annual base salary and ii) target annual incentive amount, 2) the pro rata target annual incentive amount for the year of termination, and 3) two times the monthly housing allowance, 4) medical benefits for twenty-four months after termination, which shall cease if he obtains full-time employment and 5) the expense cost (up to $30,000) of relocating from Bermuda, provided such relocation occurs within six months following termination. In addition, all grants of Restricted Stock, Stock Options and SARs immediately vest. Mr. Cloutier will also be entitled in these circumstances (within 45 days) to exercise a put option, requesting that OPL purchase his shares at current fair value.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) has provided the following report on Executive Compensation:

Philosophy and Composition of Committee

The Committee is comprised entirely of the following non-management directors: Messrs. Rance (Chairman), Clanin and Davis. The Committee has responsibility for determining the compensation of the Board and the Chief Executive Officer (“CEO”) and for approving the compensation of the other officers of OPL and its subsidiaries upon the recommendation of the CEO.

The objectives of the Committee are to (i) achieve fair compensation for the individuals; (ii) enhance shareowner value by attracting and retaining qualified executives who are creative, motivated and dedicated; and (iii) align the financial rewards of management with those of the Company’s shareowners.

Establishment of Executive Compensation Program and Procedures

The executive compensation program had been amended over the last couple of years to reflect the new strategic direction of the Company after the cancellation of the shipper’s risk program in late 1999 and, during 2002, the February 13, 2002 announcement to put OPL’s operations into runoff.

The Company’s current compensation program reflects the fact that the reinsurance industry is very competitive, high risk and complex. Successful companies differentiate themselves from their competitors by the talent deployed to meet their customer needs. These factors continue to be true for a company in runoff, although the required skill sets tend to be more claims and finance related rather than underwriting and marketing. The current compensation program also reflects the unique circumstances that relate to the attraction and retention of superior executives in Bermuda.

The Committee utilized the services of Gough Management Company, a compensation consultant, to assist in the development of the current compensation philosophy and to make recommendations regarding OPL’s executive compensation program.

As an overall evaluation tool in determining levels of compensation and compensation opportunity (e.g., base salary, annual incentive targets and stock-based compensation grant levels), for the Company’s executive officers, the Committee reviews the compensation policies and pay levels of other reinsurance and insurance companies based in Bermuda. The Committee also reviews published reinsurance and insurance industry compensation surveys, both for Bermuda and U.S. companies, as they are applicable to officers and other employees. Although the Committee has not defined or established a specific comparison group of reinsurance companies for determination of compensation, those listed in the salary surveys that share one or more common traits with OPL, such as asset size, geographic location, and similar lines of business, are given more weight.

The Company generally targets the median to second quartile of comparable companies in establishing cash based compensation and long-term incentives.

Components of the Named Executive Officer Compensation for 2002

For 2002, the executive compensation program for the Named Executive Officers consisted of the following components:

Base Salary:    The Named Executive Officers’ base salaries and performance are reviewed annually. The base salaries are primarily determined by evaluating the individual officers’ level of responsibilities for their position, the strategic importance of their position, their position relative to other positions within OPL, and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of OPL. Bermuda-based officers are compared using surveys for Bermuda-based companies, while U.S.-based officers are compared using surveys for U.S.-based companies. Consideration is also given to the views of the CEO regarding how the Named Executive Officer has performed during prior years. The Committee does not place specific weight on any of the above-listed factors.

Housing allowance:    Allowances for Bermuda based executives are intended to subsidize the executive officers’ rental costs given the high cost of living in Bermuda. Such allowances are determined at the sole discretion of the Committee based on their assessment of prevailing market rates.

Annual Incentive Compensation:    Each Executive Officer has a target and a maximum bonus available based upon a percentage of his/her base salary. Actual incentive awards are payable in cash based on the achievement of both individual and corporate financial and strategic goals. Individual goals, both qualitative and quantitative, are established annually for each officer and differ depending upon each officer’s job responsibilities.

The annual incentive awards approved by the Committee and paid in 2002 relate to 2001 performance, except for Mr. Cascio who also received a pro-rata bonus for the period January 1, 2002 through August 15, 2002 in relation to an extension of his employment contract. In assessing individual performance, the Committee considered a number of achievements in relation to, among other things, capital management, development of people, systems and infrastructure, the production of new reinsurance business and the ongoing strategic evaluation of liquidity alternatives for our shareowners. The Committee also considered the Company’s financial performance, in particular the volume and profitability of new business written. The Committee placed little weight on actual net earnings for the performance period recognizing that such results were adversely impacted by underwriting losses on business written prior to the recruitment of the new executive team.

Long-term incentive compensation:    In prior years OPL had granted Stock Options, SARs and Restricted Stock in order to encourage key employees to remain with the Company by providing them with a long-term interest in the Company’s overall performance and an incentive to create long-term shareowner value. There were no Stock Option, SAR or Restricted Stock grants during 2002 as a result of the Board’s

February 13, 2002 decision to put OPL into runoff. Instead the Company adopted the Overseas Partners Ltd. Retention and Incentive Award Plan to incent all remaining Bermuda Executives and employees to remain with the Company for an extended period and to achieve certain objectives that are aligned with the interest of our shareowners. The amount of award payable to the remaining Named Executive Officers is at the discretion of the Compensation Committee taking into account the financial performance of the Company through to their termination dates.

Determination of the CEO’s Compensation for 2002

Mary R. Hennessy served as the CEO of the Company from April 1, 2000 to April 15, 2002. Mark R. Bridges has served as the CEO from April 15, 2002 to the present. Ms. Hennessy’s and Mr. Bridges’ compensation packages are detailed under the tables and descriptive paragraphs of this section entitled “Executive Compensation and Other Information.”

In evaluating the CEO’s performance, the Committee reviews the financial performance of the Company and other performance assessment areas uniquely determined for the CEO, as determined by the Committee.

Base Salary:    Ms. Hennessy’s annual base salary for 2002 of $560,000 remained at the same level as 2001. Mr. Bridges’ annual base salary for 2002 of $350,000 was determined by the Committee after an assessment of competitive salary levels for CEO’s of similar-sized reinsurance companies, the scope and nature of runoff activities relative to ongoing reinsurance companies and his overall prior performance with the Company.

Housing allowance:    Ms. Hennessy’s housing allowance remained at $13,000 per month, consistent with the prior year. Mr. Bridges’ housing allowance was increased to $12,500 per month to reflect competitive market rates in Bermuda for similar positions.

Annual Incentive Compensation:    The annual incentive for both Ms. Hennessy and Mr. Bridges paid in 2002 and earned for 2001 performance, was determined at the discretion of the Committee. The Committee considered both the performance of the Company and the individual performances, although significantly more weight was given to the latter criteria reflecting the transitional status of the Company and fact that actual net earnings for the performance period were adversely impacted by underwriting losses on business written prior to their assuming the CEO position. The individual performance weightings for both Executives reflected, amongst other things, the implementation of the Company’s strategic plan to become one of the world’s largest specialty reinsurance companies, marketing and production of profitable reinsurance business for the new OP Finite and OPUS operations, ongoing development of new specialty reinsurance products and identification of skilled underwriting teams consistent with our growth strategy, ongoing development of key systems and infrastructure, the sales of real estate assets to enable redeployment of capital to our reinsurance segment and the ongoing review of strategic alternatives to provide short-term liquidity to our shareowners.

Long-term incentive compensation:    No awards for long-term incentive compensation were provided during 2002 as a result of the February 13, 2002 decision to put OPL into runoff. Mr. Bridges will participate in the Company’s Retention and Incentive Award Plan to the extent he remains with the Company until the termination of his contract (unless he is terminated for Cause). The amount of award payable is at the discretion of the Compensation Committee, subject to a minimum award of $1,666,667, taking into account the financial performance of the Company through to the termination date.

The Company is not subject to Section 162(m) of the Internal Revenue Service Code.

The foregoing report has been respectfully furnished by the members of the Compensation Committee, being:

Cyril E. Rance, Chairman

Robert J. Clanin

D. Scott Davis

Performance Graph

The following graph shows a five year comparison of cumulative total shareowner returns for OPL, the Standard & Poor’s 500 Index (the S&P 500) and the Standard & Poor’s Insurance Companies Index (the S&P Insurance). The comparison of the cumulative total returns on investment (change in annual stock price plus reinvested dividends) for each of the annual periods assumes that $100 was invested on December 31, 1997 in each of OPL’s Common Stock, the S&P 500 and the S&P Insurance.

OPL Common Stock is not listed on a securities exchange or traded in the over-the-counter market. We currently value our shares at their fair value as determined by the Board of Directors. The current fair value of $10.16 per share was determined by the Board of Directors at their meeting on February 25, 2003. Prior to November 23, 1999 we purchased, recalled and issued shares at book value as determined by our annual audited consolidated balance sheet.

In determining the fair value, the Board has considered a variety of factors, including past and current earnings and cash flow, the present value of discounted projected future earnings and cash flow, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, debt-to-equity ratios and industry multiples as well as opinions furnished from time to time by investment counselors acting as independent appraisers. In its determination of the fair value of our stock, the Board has not followed any predetermined formula, although more recently it has placed significant weight on the Company’s current Book Value, recognizing the runoff status of the Company. The Board has considered a number of formulas commonly used in the evaluation of securities of closely held and publicly held companies, but its decisions have been based primarily on the judgment of the Board as to our long-range prospects rather than what the Board considers to be short-range trends relating to our Company or to the values of comparable companies. The Board does consider factors generally affecting the market prices of publicly traded securities within the reinsurance market, and prolonged changes in those prices could have an effect on the prices offered by us. One factor in determining the price at which securities trade in the organized securities markets is that of supply and demand. When demand is high in relation to the shares that investors seek to sell, prices tend to increase, while prices tend to decrease when demand is low in relation to shares being sold. Our Board of Directors does not give significant weight to supply-demand considerations in determining the fair value for our shares.

Report of the Audit Committee

The Audit Committee (the “Committee”) is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex A. For 2002, the members of the Committee were Messrs. Pyne (Chairman), Clanin and Rance. The Committee appoints the Company’s independent auditors, subject to shareowner ratification.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee met and held discussions with management and the independent auditors during 2002. Management represented to the Committee that the Company’s consolidated audited financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

Based upon the review of the consolidated audited financial statements and the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

The Audit Committee

Joseph M. Pyne, Chairman

Robert J. Clanin

Cyril E. Rance

Independence of Audit Committee Members

The members of the Audit Committee for 2002 were Messrs. Pyne, Rance and Clanin. Messrs. Clanin and Pyne are not “independent” directors as that term is defined in the NYSE rules due to their positions with UPS. The Board determined to include both Messrs. Clanin and Pyne on the Audit Committee because of its belief that they are qualified to serve in that capacity and the fact that the Company has no independent directors other than Mr. Rance, who is “independent” as defined in the NYSE rules.

Fees Paid to Independent Auditors

Audit Fees

The aggregate fees, including expenses reimbursed, billed or expected to be billed by Deloitte & Touche for professional services rendered for the audit of the Company’s annual consolidated financial statements and examination of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year ended December 31, 2002 were $445,755.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche billed, or is expected to bill, $1,067 for professional services rendered to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed, or expected to be billed, by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2002 were $520,443.

General

The Audit Committee has determined that the information technology consulting services relating to the financial information systems design and implementation and other non-audit services performed by the independent auditors is compatible with maintaining Deloitte & Touche’s independence.

APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

The Audit Committee recommends, for approval by the shareowners, the appointment of Deloitte & Touche, Chartered Accountants, as independent auditors, to audit the consolidated financial statements of OPL for the year ending December 31, 2003 and to prepare a report on such audit. A representative of Deloitte & Touche will not be present at the Annual General Meeting.

The Board of Directors Recommends that Shareowners Vote FOR the ratification of the Appointment of

Deloitte & Touche as Independent Auditors.

AMENDMENT TO BYE-LAW 40(13)

(Proposal No. 3)

At its meeting on April 28 and 29, 2003, the Board approved and set for shareowner vote an amendment to the Company’s Bye-laws that would change the method of determining the price the Company pays for its shares.

Introduction

Under the Company’s Bye-laws, OPL has rights of purchase and/or first refusal with respect to all of its shares (see Bye-laws 40, 40A and 40B attached as Exhibit “A”). Currently, Bye-law 40(13) provides that the price OPL pays for its stock is the fair value per share as determined by the Board of Directors in good faith from time to time using such criteria as it deems appropriate in the circumstances. The current fair value is $10.16 per share, as determined by the Board of Directors on February 25, 2003, and is equivalent to net book value per share at December 31, 2002.

Since August 2001, OPL has suspended repurchases of its shares pursuant to these Bye-laws. Having placed its operations into runoff and commenced the process of returning capital to shareholders through liquidating distributions, OPL does not currently anticipate resuming repurchases of shares under its right of purchase and/or first refusal. However, to the extent that the Company does repurchase any of its shares, the proposed amendment to Bye-law 40(13) provides that the price OPL would pay for its shares would be the book value per share as determined from the Company’s most recent balance sheet as filed with the

Securities and Exchange Commission, or otherwise generally made available, reduced by the amount of any dividends or other distributions paid (or, if the determination is being made after a record date for a dividend or distribution but before the date of payment, any dividends or other distributions declared) since the date of that balance sheet. (See Exhibit “B” for the proposed amendment to Bye-law 40(13)). The net book value per share at March 31, 2003 was $8.11.

Reasons for the Amendment

When OPL commenced business in 1984, the book value method was used to set the price of shares. As OPL’s business grew, the Board determined that it was important to focus on the long-term value of the Company in setting the price of its stock. The fair value method enabled the Board to consider future earnings and prospects and the value of the business as a going concern when determining share price. In August of 1999, the shareholders of OPL voted to amend Bye-law 40(13) to replace the book value method with the fair value method.

With the Board’s decision in February 2002 to restructure OPL and cause its operations to begin an orderly runoff, the Company is no longer writing new reinsurance business and has no plans to expand its business in the future. Book value measures the historic value of a business and is closely tied to accounting rules and time periods. As such, it is a more appropriate way of determining the price of OPL shares now that the Company is in runoff. Indeed, the Board considered these factors in its determination of the fair value of shares since February 2002.

In addition, fair value may not reflect, at any particular time, the amount of dividends or other distributions paid to shareholders since the last determination of fair value. The proposed amendment would directly reflect the effect of any dividends or other distributions made. Now that OPL plans to begin returning capital to shareholders, it is important that the price paid for repurchases of shares, if any, should reflect any amounts already distributed. Further, the Board has historically employed the services of investment bankers in helping to determine fair value, and the Company would save on these fees if a book value determination were employed.

Initial Stock Price Determination

If the proposed Bye-law amendment is approved by shareowners at the Annual Meeting in August, the Board intends to set an initial stock price based on the net book value at June 30, 2003, as reported in the Company’s Form 10-Q to be filed on or around August 14, 2003 reduced by the amount of any dividends or other distributions paid since June 30, 2003. Approval of the amendment requires the affirmative vote of 80% of outstanding shares.

The Board of Directors Recommends that Shareowners Vote FOR the amendment to the Company’s Bye-laws.

VOTING REQUIREMENTS

OPL’s Bye-laws require that at any Annual General Meeting of Shareowners, two shareowners present in person and representing in person or by proxy in excess of 50% of the outstanding voting shares of Common Stock will constitute a quorum for the Meeting. The Bye-laws further provide that most questions brought before the Annual General Meeting will be decided by a simple majority of the votes cast, unless otherwise provided by specific Bye-laws or by The Companies Act of 1981 of Bermuda.

The election of directors and the appointment of auditors will be decided by a simple majority of 50% plus one of the votes cast. The amendment to Bye-law 40(13) will be passed by an affirmative vote of 80% of votes cast. An abstention will have no effect on the outcome of the voting in respect of the election of directors, appointment of auditors and amendment to the Bye-law.

OTHER BUSINESS

The Board is not aware of any business to be conducted at the Meeting other than the proposals described in this Proxy Statement. However, should any other matters requiring a vote of the shareowners arise, the proxies named in the accompanying proxy or Letter of Instruction will vote in accordance with their best judgment.

SHAREOWNER PROPOSALS

In order for proposals of shareowners to be considered for inclusion in the proxy materials for the 2004 Meeting, such proposals must be received by OPL not later than March 4, 2004.

Notice of a proposal which a shareowner wishes to raise at the 2004 Meeting but does not wish to have included in OPL’s proxy materials for that meeting must be received by the Secretary of the Company not more than 60 days and not less than 30 days in advance of the 2004 Meeting in order to be considered timely under the Company’s Bye-laws. However, in the event that the Company gives shareowners less than 40 days’ notice of the date of the 2004 Annual General Meeting, notice of a proposal by a shareowner, to be timely, must be received not later than the close of business on the tenth day following the date that notice of the 2004 Meeting was mailed or public disclosure was made, whichever first occurs.

ANNUAL REPORT ON FORM 10-K

A copy of OPL’s 2002 Annual Report on Form 10-K, including financial statements and schedules, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to shareowners, or proxy statement, as applicable, to a shareowner at a shared address to which a single copy of the document was delivered.

Requests should be addressed to:

Secretary, Overseas Partners Ltd., Cumberland House, One Victoria Street, Hamilton HM GX, Bermuda.

ANNEX A

OVERSEAS PARTNERS LTD.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1.    Purpose

The members of the Audit Committee (the “Committee”) are appointed by the Board of Directors. The primary purpose of the Committee is to protect the interests of shareowners. More specifically, the Committee will assist the Board of Directors in fulfilling its oversight function by:

1.	Reviewing and evaluating the Company’s risks, policies, procedures and systems of internal controls (including finance, accounting, underwriting, legal compliance and ethical compliance);

2.	Overseeing the financial reporting processes for information provided to shareowners, regulators or the public;

3.	Reviewing and appraising the audit efforts of the Company’s independent auditors and internal auditing function.

The Committee will provide an open avenue of communication among the independent auditors, financial and senior management, the Director of Internal Audit and the Board of Directors.

Consistent with its role, the Committee shall promote adherence to, and continuous improvement of, the Company’s policies and procedures at all levels.

2.    Membership

The Committee shall be comprised of three or more directors as determined by the Board, who shall be appointed annually and subject to removal at any time, by the Board of Directors.

2.1.    Eligibility

•	All members shall have a working familiarity with basic finance and accounting practices (i.e. a basic financial literacy or the ability to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement).

•	At least one member of the Committee shall be, in the judgment of the Board, an audit committee financial expert as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

•	At least one member of the Committee shall have insurance or reinsurance expertise.

2.2.    Independence

At least one member of the Committee shall be an independent outside director, except as otherwise determined by the Board. Independence shall have the meaning as set out in the New York Stock Exchange listing standards relating to audit committees.

3.    Meetings

The full Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Board of Directors shall designate one member of the Committee as the Committee’s Chairperson on an annual basis. The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at the meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members.

The Committee may delegate its functions to one or more members of the Committee if permitted by law. Such members shall report at the next meeting of the Committee on all actions taken.

As part of its job to foster open communication, the Committee shall meet at least annually with management, the Director of Internal Audit and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe shall be discussed privately.

4.    Responsibilities

The Committee will primarily fulfill its duties and responsibilities by carrying out the activities enumerated below.

4.1.    Risks and internal controls

•	Assess whether management has identified the Company’s risks and has implemented adequate controls to mitigate these risks through a periodic review of the Company’s risk management and risk assessment policies.

•	Review the Company’s disclosure controls and procedures.

•	Determine that these controls are adequate, in place and functioning properly.

•	Receive and review disclosure, if any, from the Company’s Chief Executive Officer and/or Chief Financial Officer regarding (i) certain significant deficiencies in internal controls and (ii) certain fraud.

•	Review the reports to management prepared by the Director of Internal Audit.

•	Review reports prepared by the independent auditors that relate to internal control matters.

•	Review with the Director of Internal Audit, independent auditors and management the extent to which recommended changes or improvements in controls have been implemented.

•	Periodically consult with the Director of Internal Audit and independent auditors out of the presence of management about the adequacy of internal controls.

•	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this code.

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

•	Receive and review reports from attorney’s regarding material violations of securities laws or breaches of fiduciary duties.

4.2.    Financial reporting

•	Understand management’s responsibilities and representations.

•	Confer with both management and the independent auditors about the completeness, accuracy and presentation of the financial statements.

•	Assess the appropriateness of management’s selection of accounting principles, and discuss the quality of the accounting principles with management and the independent auditors.

•	Review significant or unusual transactions and accounting estimates.

•	Review, with the Company’s counsel, any legal matter that could have a significant impact on the organizations financial statements.

•	If necessary, engage (at the Company’s expense) independent counsel or other advisers regarding accounting or audit practices.

•	Determine whether any significant difficulties were encountered during the course of the annual audit, including any restrictions on the scope of work or access to required information.

•	Review any significant disagreements among management and the independent auditors.

•	Review with management and the independent auditors, prior to filing with the U.S. Securities and Exchange Commission, quarterly and annual financial statements (such review can be carried out by the Chairman alone, acting on behalf of the Committee, on a quarterly basis).

•	Review the annual financial statements and any reports or other financial information submitted to any government body or the public, including any certification, report, opinion or review rendered by the independent auditors (before issuance).

•	Keep abreast of new accounting and reporting standards promulgated by FASB, the Public Company Accounting Oversight Board, the SEC and other relevant standard setting bodies.

•	Recommend to the board of directors, if appropriate, the adoption of the audited financial statements and their inclusion in the Company’s annual report on Form 10-K.

•	Issue an annual report for inclusion in the proxy statement outlining the Committee’s activities and conclusions reached on oversight matters.

4.3.    Internal and independent audit processes

The Committee shall ensure that the Director of Internal Audit and the independent auditors complement each other, coordinate their audit efforts, and maintain effective communication.

Internal audit:

The Committee and the Director of Internal Audit shall have unrestricted access to each other. The Committee shall:

•	Participate in the appointment, promotion or dismissal of the Director of Internal Audit.

•	Be involved in developing and reviewing the goals of the internal audit function.

•	Review the scope and results of internal audit’s operations and management’s responses to recommendations on internal controls and compliance.

•	Review qualifications of any firm providing internal audit services.

Independent auditors:

The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. In order for the Committee to meet its oversight responsibilities, the Committee shall:

•	Understand the audit engagement’s scope and how it is approached.

•	Understand the audit results and conclusions.

•	Meet periodically with the independent auditors.

•	Consider the auditors’ independence. Members should understand the company’s relationship with the independent auditors as well as the range of non-audit services provided by the independent auditors.

•	Discuss matters with the independent auditors that could impact on the auditors’ independence, and obtain an annual written affirmation of independence from the auditors.

•	Review the performance of the independent auditors.

•	Appoint and terminate, if appropriate, the independent auditors subject to shareowner ratification, considering their independence and effectiveness.

•	Approve the fees and other compensation to be paid to the independent auditors.

•	Review any representation letter that management provides to the independent auditors.

•	Require the independent auditors to report to the Committee (i) all of the critical accounting policies to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with the Company’s management, ramifications of the use of such alternative treatments and the treatment preferred by the auditors, and (iii) other material communications between the independent auditors and management.

•	Ensure that no improper influence on the independent auditors is asserted by any officers or directors of the Company or any person acting under their direction.

4.4.    Pre-approval of transactions

The Committee shall:

•	Pre-approve all audit and permissible non-audit services performed for the Company by the independent auditors.

•	Approve any transaction between an officer or director and the Company, or any of its subsidiaries, to ensure that such “related-party” transactions have been approved as “arms-length” transactions that benefit the Company.

5.    Reporting

The Committee will:

•	Require specific agendas for each meeting

•	Maintain detailed minutes of meetings.

•	Periodically report significant items arising from the Committee’s various activities to the Board of Directors.

•	Report annually in the proxy statement, noting whether the Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by SAS No. 61; and (3) received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1. Further, the Committee will report whether, based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC.

•	Review and update the audit committee charter periodically, at least annually, as conditions dictate.

•	Publish the charter in the proxy statement at least once every three years.

•	Perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

EXHIBIT A

BYE-LAW 40, 40A and 40B

40.    The instrument of transfer shall be in the form or as near thereto as circumstances permit of Form “A” in the Schedule hereto. The transferor shall be deemed to remain the holder of each share until the same has been transferred to the transferee in the Register of Members. The following conditions shall apply to the transfer of shares:

(1)    No shares in the Company entitled to vote generally in the election of directors (“voting shares”), or an interest in said shares, shall be transferred to any person, firm or corporation, unless said shares shall have been offered for sale, as provided in this Bye-law, to the Company, or any corporation or corporations which shall succeed the Company by way of consolidation, merger, reorganisation or otherwise. (For exceptions relating to bona fide gifts, inheritance and certain other transfers see paragraph (8)).

(2)    A Member who in good faith desires to transfer to a transferee, other than the Company, all or any of his voting shares in the Company shall deliver to the treasurer of the Company at its principal place of business as designated by the Company, written notice of his intention to make such transfer, stating the number of voting shares to be transferred, the name and address of the proposed transferee and the price and terms upon which such shares will be transferred. Such notice shall also bear a statement signed by the proposed transferee representing that the information therein set forth is true and correct.

(3)    For a period of thirty days after receipt of such notice of intention by the treasurer of the Company, the Company shall have the exclusive option to purchase all, or a part, of said voting shares at the price and on the terms set forth in this Bye-law. The Company shall exercise its option to purchase any such voting shares by mailing, registered or certified mail, postage prepaid, prior to the expiration of the thirty-day period, to the Member at his last known address, written notice by the Company, signed by the treasurer or an assistant treasurer of the Company of the decision by the Company to exercise its option. The Company shall be free to transfer shares of the Company without compliance with this Bye-law, but any transferee shall transfer shares so obtained from the Company only in accordance with this Bye-law.

(4)    If the Company shall fail to exercise its option as set forth above with respect to all voting shares set forth in the Member’s notice of intention, or if the Company shall by a writing, signed by its treasurer or assistant treasurer, elect either not to exercise such option or to waive such option prior to receipt of formal notice of a proposed transfer, then the Member may, within a period of twenty days after either the expiration of the thirty-day period of the Company option or the execution of written election or waiver by the treasurer or assistant treasurer of the Company, as the case may be, sell pursuant to the notice of intention given by him or the written waiver, as the case may be, all, but not a part, of the shares, therein described which the Company elected not to purchase pursuant to its option as above set forth, for the price and on the terms therein described.

(5)    If the Company fails to exercise, elects not to exercise, or waives its options hereunder with respect to all voting shares set forth in the Member’s notice of intention, and the transfer of any such shares as proposed is made within such twenty-day period provided for such transfer, the transferee shall thereafter hold said shares subject to all the restrictions herein provided. If the Company fails to exercise, elects not to exercise, or waives its option hereunder with respect to all voting shares set forth in the Member’s notice of intention, and the proposed transfer of any such shares is not made within said twenty-day period provided for such transfer, no future proposed transfer by the Member, whether to the same or to a different proposed transferee or whether on the same or different terms, may be made until and unless the procedure hereinabove set forth has been again followed.

(6)    The closing of any purchase by the Company pursuant to this Bye-law shall take place at the principal place of business of the Company, at a time agreed upon by the parties but no later than thirty days from the date notice of the Company’s intention to purchase is mailed to the Member. If the Member fails to deliver the certificates or other evidence of the Member’s interest therein at the time of the closing of such sale, the Company may deposit the purchase price in any bank or trust company in a special account with instructions to pay the same to such Member upon receipt of the certificates for the Company’s voting shares duly endorsed. From and after the date of such deposit, all rights and interest of such Member, and all persons claiming by, through and under him, in and to such shares shall cease, and he shall have no further rights or interest with respect to such shares other than to receive the purchase price without interest; and, if the Company shall record the transfer of such shares to the Company, it shall cancel the Member’s certificate or certificates on its books.

(7) (a)    Voting shares of the Company distributed by UPS as dividends upon the Capital Stock of UPS, which shares of Capital Stock of UPS are or were held in the UPS Managers Stock Trust (“Trust”) for the account of a member of such Trust, shall be subject to purchase by the Company, at the Company’s option, upon the termination, by death or otherwise, of the Member’s employment with Overseas, UPS or any of their respective subsidiaries, or upon the termination of the Trust. If the Member beneficially owns less than 500 shares of the Capital Stock of UPS in the Trust, then for a period of three years from termination of the Member’s employment the Company shall have the right to purchase all or part of the voting shares of the Company described in this subparagraph (a) held by such Member. If the Member beneficially owns 500 or more shares of UPS Capital Stock in the Trust, then for a period of Thirteen years from the termination of the Member’s employment the Company shall have the right to purchase a cumulative annual maximum of ten percent of the voting shares of the Company described in this subparagraph (a) held by such Member. All heirs, legatees and personal representatives who receive such shares of the Company distributed as dividends as described in this subparagraph (a) shall hold such shares subject to this subparagraph (a). If the Trust terminates the Company shall have the right to purchase voting shares of the Company described in this subparagraph (a) in accordance with subparagraph (b) below.

(b)    Voting shares of the Company distributed by UPS as dividends upon the Capital Stock of UPS, which shares of Capital Stock of UPS are or were held pursuant to the UPS Managers Stock Plan, shall be subject to purchase by the Company when the Member serves notice of his desire to terminate the option which allows UPS to purchase UPS Capital Stock distributed under UPS Managers Stock Plan and held by such Member. The Company shall have the exclusive option to purchase voting shares of this Company within sixty days from receipt of such notice.

If the Member does not serve notice on the Company, then for three years after the termination of such Member’s employment the Company shall have the option to purchase any or all of the voting shares of the Company described in this subparagraph (b). If a Member transfers voting shares of the Company described in this subparagraph (b) to anyone other than the Company, then the transferee of such Member shall hold such shares of the Company subject to this subparagraph (b).

(c)    Voting shares of the Company distributed as dividends upon the Capital Stock of UPS, which shares of Capital Stock of UPS are held pursuant to the UPS Stock Plan, shall be subject to purchase by the Company whenever the Member requests the Company to purchase such voting shares of the Company. If the Member requests such purchase by the Company then the Company is obligated to purchase annually ten percent of the voting shares of the Company held by the Member until all of such shares are purchased by the Company or the Member transfers such shares to a third party. If the Member transfers such shares of the Company to a third party, the Company shall have the option at any time to purchase any or all of the shares so transferred for one year after the transfer.

(d)    Voting shares of the Company distributed by UPS as dividends upon the Capital Stock of UPS, which shares of Capital Stock of UPS are or were held by the UPS Thrift Plan Trust or the UPS Retirement Trust, shall be subject to purchase by the Company, at the Company’s option, at any time within three years of the transfer of the Company shares or voting shares of the Company by the trustee of the UPS Thrift Plan Trust or the trustee of the UPS Retirement Trust.

(e)    Voting shares of the Company distributed by UPS as dividends upon the Capital Stock of UPS, which shares of Capital Stock of UPS were issued pursuant to any of the Agreements and Plans of Reorganisation dated as of December 4, 1979, between UPS on the one hand, and Parmac Corporation, Nuparmac Corporation or Parco Managers Corporation, on the other, or as the result of any stock dividend, stock split, recapitalisation or other similar event in respect of shares of the Company’s Capital Stock shall be subject to purchase by the Company, at the Company’s option, at any time after January 10, 1985, upon the Company giving the Member ninety days prior notice of the Company’s intent to purchase such shares. Any transferee who receives voting shares of the Company described in this subparagraph (e) shall hold such shares subject to this subparagraph (e).

(f)    Voting shares of the Company distributed by UPS as dividends upon the Book Value Shares issued pursuant to the 1981 Stock Option Plan shall be subject to purchase by the Company, at the Company’s option, at any time in accordance with the provisions of subparagraph (a) of this paragraph (7).

(g)    Voting shares of the Company issued as incentive awards to employees of the Company or UPS, or any of their respective subsidiaries shall be subject to purchase by the Company in the same manner and at the same times as such shares would be subject to purchase if they had been issued as dividends upon the Capital Stock of UPS held in the Trust pursuant to subparagraph (a) of this paragraph 7.

(h)    If a Member executes an Option Extension Agreement under the UPS Managers Stock Trust or the UPS Managers Stock Plan then the Company shall retain the right to purchase voting shares of the Company, held by such Member, in accordance with subparagraphs (a) and (b), except that the longer period of time stipulated in the duly executed Option Extension Agreement shall apply.

(8)    A transfer of voting shares, or interest therein, by way of a bona fide gift or by way of inheritance, and a transfer of voting shares by the Trustee of the UPS Managers Stock Trust to the member of such Trust for whose account the Trustee has received such shares, shall not require a prior offering to the Company as herein provided, but the donee, legatee, or other recipient thereof shall hold such shares subject to the restrictions provided in this Bye-law. A transfer of voting shares, or interest therein, by operation of law, which includes, but is not limited to, bankruptcy and descent or distribution, shall not require a prior offering to the Company as provided in this Bye-law, but the trustee, heir or other recipient thereof shall hold said shares subject to the restrictions provided in this Bye-law. A transfer of a security interest in voting shares of the Company, whether by lien, pledge, mortgage, deposit or otherwise shall not require a prior offering to the Company, but no purchaser at any sale, private or judicial, upon foreclosure or execution shall become the owner of said shares or have said shares registered in his name until he shall have first offered said shares to the Company for purchase in accordance with this Bye-law.

(9)    The restrictions upon the sale or transfer of voting shares of the Company provided in this Bye-law shall apply to all voting shares in the hands of all holders or owners, whether original Members or subsequent purchasers or transferees, and whether acquired through the voluntary or involuntary act of a Member or by operation of law, and whether part of the first authorised issue or by any subsequent or increased issue.

(10)    Any transfer in violation of this Bye-law shall be null and void and of no force or effect whatsoever. No voting shares of the Company shall be transferred on the books of the Company until the Member intending such transfer shall have complied with the provisions of this Bye-law.

(11)    A legend referring to the provisions of this Bye-law shall be printed, stamped, written or endorsed upon each and every share certificate issued after the effective date of this revised Bye-law 40(11) by the Company. Such legend shall read as follows:

“The sale or other transfer of shares of the Company, or any interest therein, as represented by this certificate, whether voluntary or involuntary or by operation of law, is subject to a right to purchase by the Company as more fully provided for in the Bye-laws of the Company. The holder of this certificate is hereby put on notice that any transfer or sale of the shares represented by this certificate in violation of said right of purchase will be null and void and of no force or effect whatsoever. Copies of the Bye-laws of the Company are available for inspection during business hours at the Company’s principal place of business.”

Any legend referring to the right of UPS to purchase the shares of the Company, or any interest therein, appearing on share certificates issued prior to the effective date of this revised Bye-law 40(11) shall be deemed, from and after the effective date of this revised Bye-law 40(11), to refer to the right of the Company to purchase the shares represented by such share certificate pursuant to the provisions of this revised Bye-law 40.

(12)    In addition to the legend described in paragraph (11) hereof, a legend specifically referring to the provisions of paragraph (7) hereof shall be printed, stamped, written or endorsed upon each and every share certificate issued by the Company. Such legend shall read as follows:

“In addition to the right of purchase in connection with the sale or transfer of the shares of the Company or any interest therein stated above, the Company has the right to purchase the shares of the Company represented by this certificate in certain circumstances. Any transferee of these shares shall hold them subject to such rights. Copies of the Bye-laws of the Company are available for inspection during business hours at the Company’s principal place of business.”

Any legend referring to the right of UPS to purchase the shares of the Company, or any interest therein, appearing on share certificates issued prior to the effective date of this revised Bye-law 40(12) shall be deemed, from and after the effective date of this revised Bye-law 40(12) to refer to the right of the Company to purchase the shares represented by such share certificate pursuant to the provisions of this revised Bye-law 40.

(13)    The purchase price per share to be paid by the Company upon the exercise of the options provided by this Bye-law shall be the fair value per share as determined by the Board of Directors in good faith from time to time using such criteria as it deems appropriate in the circumstances. If purchased by the Company pursuant to the right described in paragraph (3) of this Bye-law, the purchase price shall be the lesser of (a) the price determined by the Board of Directors, or (b) the price at which such shares are proposed to be sold as set forth in paragraph (2) of this Bye-law 40.

(14)    Notwithstanding anything contained in the Bye-laws to the contrary, any amendment to or deletion of this Bye-law 40 shall require the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of Directors.

40A.    Voting shares of the Company subscribed for (on or after the effective date of these Amended and Restated Bye-laws) by a Member pursuant to stock purchase plans maintained by the Company or UPS from time to time, and any voting shares distributed by UPS or the Company as dividends on such shares or in stock splits or reclassifications of the Company’s voting shares and any other securities or property delivered as a distribution on the Company’s voting shares (all of which are referred to collectively as “Resulting Securities”) shall be subject to purchase by the Company following the retirement, death or other termination of employment of the Member with Overseas, UPS or any of their respective Subsidiaries. If at the time of the Member’s retirement, death or other termination of employment with Overseas, UPS or any of their respective Subsidiaries, the Member beneficially owns less than 500 shares of the Capital Stock of UPS, then the Company may exercise its right to repurchase all or a portion of the Company’s voting shares and any Resulting Securities at any time within a period of three years following such termination. If at the time of the Member’s retirement, death or other termination of employment with Overseas, UPS or any of their respective Subsidiaries, the Member beneficially owns 500 or more shares of the Capital Stock of UPS, then for a period of thirteen years from such termination the Company may exercise its right to repurchase a cumulative annual amount of ten percent of the Company’s voting shares and any Resulting Securities. The purchase price per share to be paid by the Company upon the exercise of the foregoing right to purchase shall be that provided in Bye-law 40(13) hereof. Any transferee of the Company’s voting shares and any Resulting Securities including, without limitation, purchasers, donees, heirs, legatees and personal representatives and any subsequent transferee thereof, will acquire and hold such voting shares and Resulting Securities subject to the rights of the Company described in this Bye-law 40A.

Notwithstanding anything contained in these Bye-laws to the contrary, any amendment to or deletion of this Bye-law 40A shall require the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of Directors.

40B.    Any and all shares of the Company distributed on or after the effective date of these Amended and Restated Bye-laws that for any reason are not subject to the provisions of Bye-law 40 or Bye-law 40A shall be subject to purchase by the Company, at the Company’s option, following the retirement, death or other termination of the Member’s employment with Overseas, UPS, or any of their respective subsidiaries. If, at the time of the Member’s retirement, death or other termination of employment with the Company, UPS, or any of their respective subsidiaries, the Member beneficially owns less than 500 shares of the Capital Stock of the Company then for a period of three years from such termination of the Member’s employment the Company shall have the right to purchase all or part of such voting shares of the Company held by such Member. If, at the time of the Member’s retirement, death or other termination of employment with the Company, UPS, or any of their respective subsidiaries, the Member beneficially owns 500 or more shares of the Capital Stock of the Company then for a period of thirteen years from such termination of the Member’s employment the Company shall have the right to purchase a cumulative annual maximum of ten percent of the voting shares of the Company held by such member. The purchase price per share to be paid by the Company upon the exercise of the foregoing right to purchase shall be that provided in Bye-law 40(13) hereof.

Any transferee of the Company’s voting shares including, without limitation, purchasers, donees, heirs, legatees and personal representatives and any subsequent transferee thereof, will acquire and hold such voting shares and Resulting Securities (as defined in Bye-law 40A) subject to the rights of the Company described in this Bye-law.

Notwithstanding anything contained in the Bye-laws to the contrary, any amendment to or deletion of this Bye-law 40B shall require the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of Directors.

Bye-law 40, Bye-law 40A and Bye-law 40B set forth herein shall become effective on August 7, 1996 (the “Effective Date”) and shall apply to all of the voting shares of the Company issued and outstanding on such Effective Date and to any and all voting shares of the Company thereafter issued. If for any reason the amendments to Bye-law 40 made as of such Effective Date, or the additional provisions of Bye-law 40A and Bye-law 40B shall be determined by a final judicial decree to be invalid or unenforceable, then the provisions of Bye-law 40 as in effect immediately prior to the Effective Date shall be deemed to have been continued in full force and effect from and after the Effective Date with respect to all voting shares of the Company issued prior to, on or after the Effective Date.

EXHIBIT B

Proposed Amendment to Bye-law 40(13)

40 (13) The purchase price per share to be paid by the Company upon the exercise of the options provided by this Bye-law shall be the book value per share as determined from the Company’s most recent balance sheet as filed with the Securities and Exchange Commission, or otherwise generally made available, reduced by the amount of any dividends or other distributions paid (or, if the determination is being made after a record date for a dividend or distribution but before the date of payment, any dividends or distributions declared) since the date of that balance sheet. If purchased by the Company pursuant to the right described in paragraph (3) of this Bye-law, the purchase price shall be the lesser of (a) book value, or (b) the price at which such shares are proposed to be sold as set forth in paragraph (2) of this Bye-law 40.

Letter of Instruction to Execute Proxy for Annual General Meeting of Shareowners – August 6, 2003

OVERSEAS PARTNERS LTD.

This Letter of Instruction is Solicited on Behalf of the Board of Directors

Attn: MR. THOMAS A. O’CONNELL, Vice President

WACHOVIA BANK

Corporate Trust Operations

P.O. Box 41784

Philadelphia, PA 19101-1784

Dear Sir:

In connection with the annual general meeting of shareowners of OVERSEAS PARTNERS LTD. (the “Company”) to be held at the Fairmont Hamilton Princess Hotel in Hamilton, Bermuda on August 6, 2003 at 9:00 A.M. and at any or all adjournments thereof, you are hereby instructed and directed to deliver a proxy to D. Scott Davis, Robert J. Clanin and Joseph M. Pyne, or any of them, with power of substitution, instructing and authorizing them to vote all shares which you are holding in custody for the undersigned as of May 31, 2003.

1. ELECTION OF DIRECTORS     Nominees:   Mark R. Bridges, Mark B. Cloutier, Robert J. Clanin, D. Scott Davis, Joseph M. Pyne, Cyril E. Rance

FOR ALL NOMINEES ☐      AGAINST ALL NOMINEES ☐       ABSTAIN ☐       FOR ALL NOMINEES EXCEPT THOSE LISTED BELOW ☐

(To vote against any individual nominee, write that nominee’s name(s)):

_________________________________________________________________________________________________________________________________________

2. APPOINTMENT OF DELOITTE & TOUCHE as auditors of the Company for the year ended December 31, 2003:

FOR ☐            AGAINST ☐             ABSTAIN ☐

3. Amendment to Bye-law 40(13):            FOR ☐            AGAINST ☐             ABSTAIN ☐

4. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The shares of the Company to which this Letter of Instruction relates shall be voted in the manner directed herein by the undersigned when this Letter has been properly executed. If no direction is made, such shares will be voted FOR proposals 1, 2 and 3.

Dated this            day of                                        , 2003.

SIGNATURE (sign exactly as name appears hereon)

SIGNATURE OF CO-OWNER, IF ANY

For joint account, all co-owners must sign. Executors, administrators, trustees, etc. should so indicate when signing.

The Board recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3.

  <          FOLD AND DETACH HERE          <

OVERSEAS PARTNERS LTD.

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for Annual General Meeting of Shareowners — August 6, 2003

The undersigned hereby appoints D. Scott Davis, Robert J. Clanin and Joseph M. Pyne, or any of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock standing in the name of the undersigned as of May 31, 2003 at the Annual General Meeting of Shareowners of OVERSEAS PARTNERS LTD. (“OPL” or the “Company”), to be held at the Fairmont Hamilton Princess Hotel in Hamilton, Bermuda on August 6, 2003 at 9:00 A.M., and at any or all adjournments thereof. The undersigned hereby instructs and authorizes said attorneys to vote:

1.  ELECTION OF DIRECTORS             Nominees:  Mark R. Bridges, Mark B. Cloutier, Robert J. Clanin, D. Scott Davis, Joseph M. Pyne, Cyril E. Rance

FOR ALL NOMINEES  ☐         AGAINST ALL NOMINEES  ☐         ABSTAIN  ☐

FOR ALL NOMINEES EXCEPT THOSE LISTED BELOW  ☐

(To vote against any individual nominee, write that nominee’s name(s)):

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2.  APPOINTMENT OF DELOITTE & TOUCHE as auditors of the Company for the year ended December 31, 2003:

      FOR ☐             AGAINST ☐             ABSTAIN ☐

3.  Amendment to Bye-law 40(13):

      FOR ☐             AGAINST ☐             ABSTAIN ☐

4.  In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy will be voted FOR the Election of Directors, FOR Proposal 2 and FOR Proposal 3.

Dated this              day of                                                       , 2003.

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SIGNATURE (sign exactly as name appears hereon)

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SIGNATURE OF CO-OWNER IF ANY

For joint accounts, all co-owners must sign. Executors, administrators, trustees, etc. should so indicate when signing.

The Board recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3.